Exhibit 10.1

PHYSICIANS FORMULA, INC.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made as of May 6, 2008, by and between Physicians Formula, Inc., a New York corporation (the "Company") and Ingrid Jackel ("Executive").

WHEREAS, the Company and Executive are party to that certain employment agreement, dated November 3, 2003 (the "Original Employment Agreement").

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.  The Company shall employ Executive, and Executive agrees to continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period").

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of Physicians Formula Holdings, Inc. ("Parent"), the parent company of the Company, and the Company and shall have the normal duties, responsibilities, functions and authority of the Chief Executive Officer, subject to the power and authority of Parent’s Board of Directors (the "Board") to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of Parent or the Company, as applicable.  During the Employment Period, Executive shall render such administrative, and other executive and managerial services to Parent and its Subsidiaries which are consistent with Executive's position as the Board may from time to time direct.

(b) During the Employment Period, Executive shall report to the Board and shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Parent and its Subsidiaries.  Executive shall perform her duties, responsibilities and functions to the Parent and its Subsidiaries hereunder to the best of her abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s and its Subsidiaries' policies and procedures in all material respects.  During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive's employment hereunder.

(c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent, directly or through one or more Subsidiaries.

3. Compensation and Benefits During Employment Period.

(a) During the Employment Period, Executive's base salary shall be $378,560 per annum or such higher rate as the Board (or the Compensation Committee established by the Board) may determine from time to time; provided that as soon as reasonably practicable following publication of the index of wages and salaries for all private industry white collar wages as published in the Employment Cost Index by the Bureau of Labor Statistics after January 1, 2009, and annually thereafter, the base salary shall be increased by no less than the amount necessary to reflect any annual increase in such index (which shall be effective as of January 1 of each such year) (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices.  In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by her in the course of performing her duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall be eligible to receive an annual bonus up to a maximum amount to be determined by the Board for each calendar year during the Employment Period based upon achievement by Executive and achievement by the Company of performance criteria and other goals established by the Board (or the Compensation Committee established by the Board) on an annual basis, in accordance with the Senior Executive Annual Bonus Plan.

(d) All amounts payable to Executive hereunder shall be subject to all required and customary withholding by the Company.

4. Term.

The Employment Period shall begin on the date hereof and, notwithstanding anything in this Agreement to the contrary, expressed or implied, or Section 2924 of the California Labor Code or any similar provision of applicable law, (a) the Employment Period shall terminate immediately upon Executive's resignation, death or Disability (as defined below) and (b) the Employment Period may be terminated by the Company at any time for Cause (as defined below) or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as of the date specified in a written notice from the Company to Executive.

5. Compensation and Benefits After Termination of Employment Period.

(a) If the Employment Period is terminated by the Company without Cause, Executive shall be entitled to:

(i) continue to receive her Base Salary at the then-current rate, payable in regular installments, in accordance with the Company’s payroll payment schedule in effect on the termination date, as special severance payments for a period of twenty-four (24) months from the date of termination (the “Severance Period”);

(ii) continued use of a Company car for the Severance Period;

(iii) a portion of the Target Annual Bonus pro-rated for the elapsed portion of the year to the date of termination of employment, payable within 30 days after termination; and

(iv) continue to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible (except for any of the Company’s equity compensation plans) for the Severance Period, in each case, if and only if Executive has executed and delivered to the Company a general release of all claims against the Company and its directors, officers and affiliates in form and substance satisfactory to the Company and only so long as Executive has not revoked or breached the provisions of the general release or breached the provisions of that certain Nonsolicitation and Confidentiality Agreement, dated as of the date hereof, by and between the Company and Executive, and does not apply for unemployment compensation chargeable to the Company during the Severance Period, and Executive shall not be entitled to any other salary, compensation or employee or other benefits after termination of the Employment Period, except as specifically provided for in the Company's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA).

(b) If a Change in Control shall have occurred, and within one year following the Change in Control the Employment Period is terminated by the Company without Cause, Executive shall be entitled to the payments and benefits enumerated in clause 5(a) above, except that in lieu of 5(a)(iii) above the Executive shall be entitled to the greater of:

(i) a proportionate portion of the annual bonus award Executive would have earned if the performance period had terminated on the date of the Change in Control, based on the elapsed portion of the year to the date of the Change in Control and the Company’s performance over that portion of the year, payable within 30 days after termination, and

(ii) a portion of the Target Annual Bonus pro-rated for the elapsed portion of the year to the date of termination of employment, payable within 30 days after termination;

in each case, if and only if Executive has executed and delivered to the Company a general release of all claims against the Company and its directors, officers and affiliates in form and substance satisfactory to the Company and only so long as Executive has not revoked or breached the provisions of the general release or breached the provisions of that certain Nonsolicitation and Confidentiality Agreement, dated as of the date hereof, by and between the Company and Executive, and does not apply for unemployment compensation chargeable to the Company during the Severance Period, and Executive shall not be entitled to any other salary, compensation or employee or other benefits after termination of the Employment Period, except as specifically provided for in the Company's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA).

(c) Anything in this Agreement to the contrary notwithstanding, in the event the Company determines that any payment by the Company, Parent or any of its Subsidiaries in connection with a Change in Control to or for the benefit of Executive (whether paid or payable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by Parent for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive hereunder pursuant to clauses (a) and (b) above (the “Severance Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be that amount, if any, that maximizes the Severance Payments hereunder without causing any Payment to be nondeductible by Parent because of Section 280G of the Code.

(d) If the Employment Period is terminated by the Company for Cause or is terminated upon Executive's resignation, death or Disability pursuant to paragraph 4(a) above, Executive shall only be entitled to receive her Base Salary through the date of termination and shall not be entitled to any other salary, compensation or employee or other benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA).

(e) Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(f)   Notwithstanding anything in this paragraph 5 to the contrary, if and to the extent that the Company determines in good faith that (i) any payment or benefit that exceeds two times the limit in effect under Section 401(a)(17) of the Code for the calendar year of Executive’s termination (or, if less, two times Executive’s annualized compensation for the preceding calendar year) and that is otherwise payable to Executive under this paragraph 5 constitutes a “deferral of compensation” under Section 409A of the Code (as set forth in Treasury Regulations or binding administrative notices or rulings issued by the Internal Revenue Service) and (ii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay commencement of any such payment or benefit until six months after Executive’s last day of employment with the Company (the “409A Suspension Period”).  Within fourteen calendar days after the end of the 409A Suspension Period, the Company shall pay Executive a lump sum payment in cash equal to any payments and benefits that the Company would otherwise have been required to provide under this paragraph 5 but for the imposition of the 409A Suspension Period.  Thereafter, Executive shall receive any remaining payments and benefits due under this paragraph 5 in accordance with the terms of this section (as if there had not been any suspension period beforehand).  It is the intention of the parties that the payments and benefits to which Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company and its affiliates).

(g) For purposes of this Agreement, "Cause" shall mean with respect to Executive one or more of the following:  (i) the conviction of (or entry of a plea of guilty or nolo contendere to) a felony or other crime involving moral turpitude or dishonesty, disloyalty or fraud with respect to Parent or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing Parent or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) willful and repeated failure to substantially perform duties as reasonably directed by the Board which is not cured to the Board's reasonable satisfaction within 15 days after written notice thereof (which shall specifically identify the manner in which the Board believes that Executive has not substantially performed her duties) to Executive, (iv) a breach of Executive's duty of loyalty to Parent or any of its Subsidiaries or affiliates or any act of dishonesty or fraud with respect to Parent or any of its Subsidiaries or (v) any material breach of this Agreement or any other agreement between Executive and Parent or any of its affiliates (including, without limitation, that certain Nonsolicitation and Confidentiality Agreement, dated as of the date hereof, by and between Executive and the Company) which is not cured to the Board's reasonable satisfaction within 15 days after written notice thereof to Executive.

(h) For purposes of this Agreement, "Disability" shall mean Executive's inability to perform the essential duties, responsibilities and functions of her position with the Parent and its Subsidiaries as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by Parent and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.  Executive shall cooperate in all respects with the Company if a question arises as to whether she has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive's condition with the Company).

(i) For purposes of this Agreement, "Change of Control" shall mean the occurrence of one of the following events:

(i) if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") or any successors thereto, other than any employee benefit plan of Parent or its Subsidiaries or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of Parent or any of its Subsidiaries (an "Exempt Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of the Parent's then outstanding securities; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by Parent’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) consummation of a merger or consolidation of Parent with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of Parent is not affected and following which Parent’s chief executive officer and directors retain their positions with Parent (and constitute at least a majority of the Board); or

(iv) consummation of a sale or disposition by Parent of all or substantially all of Parent’s assets, other than a sale to an Exempt Person;

provided, however, that a transaction shall not constitute a Change of Control unless the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations or other published guidance promulgated thereunder.

(j) For purposes of this Agreement, "Target Annual Bonus" shall mean 50% of Executive’s Base Salary in effect at the time of Executive’s termination.

6. Executive's Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

7. Survival.  Paragraphs 4 through 20, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

8. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Ingrid Jackel
2405 E. Orange Grove Blvd.
Pasadena, CA 91104

Notices to the Company:

Physicians Formula, Inc.
1055 West 8th Street
Azusa, California  91702
Attention:  Chief Financial Officer
Telecopy:  (626) 812-9462

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

9. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Complete Agreement.  This Agreement and the Nonsolicitation and Confidentiality Agreement referred to herein embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12. Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her duties or obligations hereunder without the prior written consent of the Company.

14. Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

15. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16. Insurance.  Parent or its Subsidiaries may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

17. Reimbursement of Payments on Behalf of Executive.  Parent and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from Parent or any of its Subsidiaries or Executive's ownership interest in Parent or any of its direct or indirect parent companies (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event Parent or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify Parent and its Subsidiaries for any amounts paid with respect to any such Taxes.

18. Arbitration.

(a) Except with respect to disputes and claims arising under the Nonsolicitation and Confidentiality Agreement (which the parties hereto may pursue in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of her or its own attorneys' fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the "AAA Rules"), shall be the sole and exclusive method for resolving any claim or dispute ("Claim") arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.  The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Los Angeles, California, (iii) each party to the arbitration shall bear her or its own costs and expenses (including, without limitation, all attorneys' fees and expenses, except to the extent otherwise required by applicable law) and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator's fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced, the costs of mediation as set forth in subparagraph (b) below, and the fees and expenses of attorneys, accountants and other experts) to the parties hereto based upon the relative fault of each such party as determined by the arbitrator.  The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto.  Nothing in this paragraph 18 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration.  Each party hereto hereby irrevocably submits to the jurisdiction of the federal courts (and, if jurisdiction in the federal courts is not proper, then the state courts) sitting in Los Angeles, California, and agrees that either court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.  Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b) Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any Claim, such party first shall submit the Claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of the American Arbitration Association and shall be conducted in Los Angeles, California.  If the parties hereto have not agreed in writing to a resolution of the Claim pursuant to the mediation within 45 days after the commencement thereof of if any party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under paragraph (a) above.  Each party hereto shall bear her or its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto unless otherwise determined by the parties hereto.

19. Waiver of Jury Trial.  As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trail by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

20. Third Party Beneficiary.   The parties agree that Parent is an intended third party beneficiary of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PHYSICIANS FORMULA, INC.

By:	/s/ Joseph J. Jaeger

Its:	Chief Financial Officer

/s/ Ingrid Jackel
Ingrid Jackel

Acknowledged and Agreed:

PHYSICIANS FORMULA HOLDINGS, INC.

By:	/s/ Joseph J. Jaeger

Its:	Chief Financial Officer